Exhibit 10.35
Aspect Software, Inc.
Value Creation Incentive Plan
Adopted December 5, 2012

1.
Purposes. Aspect Software, Inc. (the “Company”), by means of this Value Creation Incentive Plan (the “Plan”), seeks to retain the services of certain of its and its subsidiaries' employees and independent contractors and provide incentives for such persons to exert maximum efforts for the Company and its subsidiaries, and to compensate such persons for past services to the Company and its subsidiaries. This Plan shall be effective as of December 5, 2012.

2.	Definitions
As used in this Plan, the following terms have the meanings indicated below.
(a)“Board” means the Board of Directors of the Company.
(b)“Cause” shall have the meaning ascribed to such term in any written employment agreement between the Company and the Participant, and in the absence of such agreement, shall mean: (i) the commission of a felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its affiliates into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably directed by the Company's Chief Executive Officer or his designees, (iv) gross negligence or willful misconduct with respect to the Company or any of its affiliates or (v) any other material breach of this Agreement.
(c)“Committee” means the Compensation Committee of the Board.
(d)“Equity Value” means, as of a given date, the aggregate fair market value of the consideration (including, without limitation, cash or other property) actually received by all of the shareholders of Parent or the Company, as applicable, on account of their equity interest in the Parent or Company in connection with a Liquidity Event, as determined by the Committee in good faith and, with respect to any securities included in such consideration that are not immediately able to be sold by the recipient thereof on a public exchange, including discounts for lack of marketability or control.
(e) “Liquidity Event” means (i) any sale or transfer by Parent or its subsidiaries of all or substantially all of their assets on a consolidated basis (for purposes hereof, “all or substantially all” shall have the meaning given to such term under Delaware law) to an unaffiliated third party, (ii) any consolidation, merger or other reorganization of Parent with or into any other entity or entities as a result of which (A) any person or group other than investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners obtains possession of the voting power (under ordinary circumstances) to elect a majority of the surviving corporation's board of directors or (B) investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners cease to own, collectively, at least 20% (by value) of the surviving corporation's shares of capital stock or (iii) any issuance, sale or transfer to any third party of shares of the Company's or Parent's capital stock by the holders thereof as a result of which (A) any person or group other than investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners obtains possession of the voting power (under ordinary circumstances) to elect a majority of the board of directors or (B) investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners cease to own, collectively, at least 20% (by value) of the Company's or Parent's shares of capital stock.
(f)“Parent” means Aspect Software Group Holdings, Ltd.

(g)“Participant” means an employee or independent contractor of the Company or any of its subsidiaries who has been designated by the Committee (in accordance with Section 3(b) below) in writing as being entitled to a Value Creation Bonus.
(h)“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(i)“Qualified Participant” means (i) a Participant who has been continuously employed or engaged by the Company or its subsidiaries from and after the date on which this Plan is approved by the Committee and after such Person is designated as a Participant by the Committee (in accordance with Section 3(b)) and continuing each day through the date of determination (without such Person having taken any leave of absence longer than 90 days or any cumulative leaves of absence longer than 90 days in the aggregate prior to such date) or (ii) a Participant whose employment or engagement with the Company or its subsidiaries was terminated by the Company or its subsidiaries without Cause within six (6) months prior to a Liquidity Event. For avoidance of doubt, any Participant whose employment or engagement with the Company or its subsidiaries terminates other than as a result of a termination by the Company or its subsidiaries without Cause shall not be a Qualified Participant.
3.Value Creation Bonus Payments
(a)Determination of Participant's Value Creation Bonus. For purposes of this Plan, the “Value Creation Bonus” for a Qualified Participant with respect to a Liquidity Event means an amount, as of the date of and in connection with the closing of a Liquidity Event, calculated pursuant to the Value Creation Bonus Calculation in such Qualified Participant's Value Creation Bonus Grant Letter, substantially in the form of Exhibit A attached hereto, as determined in accordance with this Plan, which determinations shall be made in the sole discretion of a majority of the Committee. The amount of any Qualified Participant's Value Creation Bonus shall be reduced by the amount of any payments owed by such Participant to the Company or any of its subsidiaries as of the closing of the Liquidity Event.
(b)Additional Participants. The Committee may, in its sole discretion, designate a Participant to this Plan and determine the Value Creation Bonus Calculation amounts applicable to such Participants.
(c)Obligation to Pay Value Creation Bonus. Subject to the other terms of this Plan, each Qualified Participant shall be entitled to receive a bonus in an amount equal to such Qualified Participant's Value Creation Bonus provided that such Qualified Participant executes all agreements and documents, if any, reasonably requested by the Company to be executed to evidence the obligations to which receipt of such Value Creation Bonus is subject pursuant to this Plan and to evidence satisfaction of the Company's obligations to such Qualified Participant in connection with a Liquidity Event to which this Plan applies.
(d)Payment of Value Creation Bonus. The Company shall cause all Value Creation Bonuses which are payable in connection with a Liquidity Event to be paid in lump sums to each Qualified Participant within thirty (30) days after the closing of such Liquidity Event. If all or any portion of the Equity Value consists of non-cash consideration, then, at the Company's option, either (i) the Value Creation Bonus shall be payable to Qualified Participant in cash or (ii) all or a portion of the Value Creation Bonus shall be payable to Qualified Participant in the same form of non-cash consideration (in the same proportion as such non-cash consideration constituted of the aggregate Equity Value); provided, however, that if the Company determines to pay any portion of the Value Creation Bonus in the form of non-cash consideration pursuant to clause (ii) of the immediately preceding sentence, then the cash portion of the Value Creation Bonus shall not be less than the amount of Qualified Participant's tax cost arising out of the payment of the Value Creation Bonus (i.e., the amount that Qualified Participant would be required to include as taxable income in the taxable period that includes the date of receipt multiplied by Qualified Participant's then-current combined federal and state marginal income tax rate (taking into account the deductibility of state income tax for federal income tax purposes).
4.Termination of Participant's Relationship With the Company. If a Participant is no longer a Qualified Participant as of the closing of a Liquidity Event, then notwithstanding any other provision of this

Plan, such Participant shall not be entitled to receive, and the Company shall have no obligation to pay, any Value Creation Bonus or other amount pursuant to this Plan.
5.Administration; Parachute Payments
(a)Administration. The Committee shall administer this Plan. The Committee shall have the power, in its discretion and without limitation, to make any and all decisions concerning the implementation or interpretation of the Plan, including the power to determine in good faith whether a transaction or series of transactions results in a Liquidity Event, and to make the distributions contemplated by the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. In the absence of any duly constituted Committee, the Board shall administer this Plan, and all references to the Committee hereunder shall be deemed to refer to the Board.
(b)Parachute Payments. If any payment or benefit a Participant would receive in connection with a Liquidity Event from the Company or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (such Participant is hereinafter referred to as a “280G Participant”), Parent shall submit to the equityholders of Parent for approval the amount of the payment or benefit that, taking into account all other parachute payments, exceeds 2.99 times the 280G Participant's “base amount” (within the meaning of Section 280G of the Code) (the “Excess Amount”) pursuant to the requirements of Section 280G(b)(5)(B) of the Code; provided, that if Parent does not receive such approval with respect to a 280G Participant, then such 280G Participant shall forfeit, and not be entitled to receive or be paid, payment of the Excess Amount.
6.Severability. Should any provision of this Plan be held invalid by an administrative tribunal, court of law or other authoritative body, then the remaining provisions shall continue in force and given their full effect in a manner consistent with the spirit and purpose of the Plan.
7.Amendment or Termination of the Plan; Integration
(a)The Committee may, at any time, and from time to time prior to the consummation of a Liquidity Event, amend this Plan in any respect; provided, however, that no amendment shall adversely affect any designated Participant or group of Participants in a manner not so adversely affecting all designated Participants without the consent of such designated Participant or group of Participants.
(b)The Plan shall automatically terminate upon the consummation of a Liquidity Event (provided that the Company's obligation to pay the Value Creation Bonus to Qualified Participants in accordance with the terms of this Plan shall survive such termination).
(c)This document contains the entire Plan, and any amendment to the Plan or any Exhibit to this Plan must be made in a writing approved by the Committee and by the Participants entitled to consent to such amendment pursuant to Section 7(a) hereof.
8.Tax Withholding. All payments made pursuant to this Plan shall be subject to all applicable tax withholding.
9.No Guarantee of Employment or Independent Contractor Relationship. This Plan is intended to provide a financial incentive to Participants and is not intended to confer upon any Participant any rights to continued employment or a continuing independent contractor relationship, it being understood that such employment or independent contractor relationship shall remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.
10.Confidentiality. Each Participant acknowledges that the contents of this Plan, including but not limited to its financial terms, are strictly confidential. Each Participant agrees and represents that such Participant will maintain the confidential nature of this Plan, except (i) to legal counsel, tax and financial planners, and immediate family members who agree to keep it confidential; and (ii) as otherwise required by applicable law, in which case such Participant shall notify the Company in writing in advance of disclosure.
11.No Equity Interest. This Plan does not create or convey any equity or ownership interest in the Company or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company's equityholders.

12.No Assignment or Transfer by Participant. None of the rights, benefits, obligations or duties under this Plan may be assigned or transferred by any Participant, except upon such Participant's death pursuant to a Participant's will or other similar testamentary disposition or the laws of descent and distribution. Any purported assignment or transfer by any such Participant, other than assignments or transfers pursuant to a Participant's will or other similar testamentary disposition or the laws of descent and distribution, shall be void.
13.Assumption by Purchaser. The Company's obligations to pay the Value Creation Bonuses to Participants hereunder shall be deemed to have been satisfied if the acquiring or surviving entity in a Liquidity Event assumes such obligations or pays or agrees to pay the Value Creation Bonuses as provided hereunder.
14.Interpretation of Plan. Any interpretation of any provision of this Plan and the definitions contained herein shall be determined by the Committee in good faith.
15.Choice of Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflicts of laws rules.

Exhibit A
Aspect Software, Inc.
300 Apollo Drive
Chelmsford, MA 01824
[DATE]
[NAME]
[ADDRESS]

Re:Value Creation Incentive Plan
Dear [NAME]:
On behalf of the Compensation Committee of the Board of Directors of Aspect Software, Inc. (the “Company”), it is our pleasure to offer you participation in the Company's Value Creation Incentive Plan, dated as of December 5, 2012 (the “VCIP”), which is attached for your review as Exhibit A to this letter.

For purposes of the VCIP, your Value Creation Bonus Calculation shall be as follows:

Equity Value	Value Creation Bonus
$0 through $295,000,000	[_ ]% of Equity Value
$295,000,001 through $470,000,000	$[ __ ] plus [___]% of Equity Value in excess of $295,000,000
$470,000,001 and above	$[_] plus [___]% of Equity Value in excess of $470,000,000

Please sign below to acknowledge that you have read and understand, and agree to be bound by, all of the terms and conditions of the VCIP (as it may be amended or modified from time to time in accordance with its terms). After you have signed below, please return this form to me via fax at (978) 250 7900 or email at marsha.pike@aspect.com.
Sincerely,
/s/ MARSHA PIKE
Marsha Pike
SR Director, Human Resources
Agreed to and acknowledged:

________________________
Name: __________________
Date: ___________________

Exhibit A
Value Creation Incentive Plan